EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP, REGISTERED INDEPENDENT

PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Monolithic Power Systems, Inc. on Form S-8 of our report dated March 31, 2004 (August 19, 2004 as to Note 16 and November 10, 2004 as to Note 11; which report expresses an unqualified opinion and includes an explanatory paragraph relating to lawsuits related to alleged patent infringement and alleged misappropriation of trade secrets) with respect to the consolidated financial statements of Monolithic Power Systems, Inc., appearing in the prospectus dated November 18, 2004 of Monolithic Power Systems, Inc. filed pursuant to Rule 424(b) (Registration Statement No. 333-117327).

/s/    Deloitte & Touche LLP

San Jose, California

November 30, 2004